Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of PCS Commodity Strategy Fund, a series of Northern Lights Fund Trust II, of our report dated October 30, 2015, relating to our audit of the consolidated financial statements and financial highlights, which appear in the August 31, 2015 Annual Report to Shareholders which are also incorporated by reference into this Registration Statement.

We also consent to the references to our Firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

December 22, 2015